FOR IMMEDIATE RELEASE

                                                                  March 31, 2004
                                                           ADVANTEST CORPORATION
                                            (Toshio Maruyama, President and COO)
                                    (Stock Code Number: 6857, TSE first section)
                                                      (Ticker Symbol: ATE, NYSE)

CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3342-7500


            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -March 31, 2004 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors today to issue stock acquisition rights for stock options pursuant to Article 280 Paragraphs 20 and 21 of the Commercial Code and a shareholders resolution at the 61st annual general meeting of shareholders under the terms set forth below.


1.  Date of issuance                            March 31, 2004
2.  Number of stock acquisition rights issued   30
3.  Issuance price                              No consideration shall be paid.
4.  Class and total number of shares            3,000 shares of Advantest
    underlying the stock acquisition rights     Corporation (each stock
                                                acquisition right shall be
                                                exercisable for 100 shares)
5.  Total subscription price to be paid upon    855,000 Yen (8,550 Yen per
    exercise of each stock acquisition right    share)
6.  The total value of all shares               25,650,000 Yen
    (newly issued shares or treasury shares)
    issued or delivered upon the exercise of
    stock acquisition rights
7.  Exercise period of the stock acquisition    Between April 1, 2004 and
    rights                                      March 31, 2008
8.  The amount of the issuance price of the     4,275 Yen per share
    newly issued shares issued pursuant to the
    exercise of stock acquisition rights that
    will be incorporated into capital
9.  The number of employees receiving stock     Employee of the Company's
    acquisition rights                          overseas subsidiary, totaling 1


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For Reference


(1)   The date of the meeting of the Board of   May 20, 2003
      Directors setting the date for the annual
      general meeting of shareholders
(2)   Date of the resolution made pursuant to   June 27, 2003
      the annual general meeting of shareholders



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